Exhibit 21.1

LIST OF SUBSIDIARIES OF GLOBAL PARTNERS LP

Entity	Jurisdiction of Formation

Global Operating LLC	Delaware

Global Companies LLC	Delaware

Chelsea Sandwich LLC	Delaware

Global Montello Corp.	Delaware

Glen Hes Corp.	Delaware

GLP Finance Corp.	Delaware